Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
PR Complete Holdings, Inc.

We consent to the inclusion in this Registration Statement on Amendment No. 1 To Form S-1 (the “Registration Statement”), of our report dated November 3, 2008, relating to the balance sheet of PR Complete Holdings, Inc. as of December 31, 2007 and 2006, and the related statement of operations, stockholders’ equity, and cash flows for the year ended December 31, 2007, and the period from September 13, 2006 (inception) through December 31, 2006, appearing in the Prospectus, which is a part of such Registration Statement.  We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

/s/ Li & Company, PC
Li & Company, PC

Skillman, New Jersey
December 15, 2008